January 2011 Pricing Sheet dated January 28, 2011 relating to Preliminary Terms No. 671 dated January 28, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due February 2, 2016
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 28, 2011
Issuer:	Morgan Stanley
Maturity date:	February 2, 2016
Underlying index:	S&P 500® Index
Aggregate principal amount:	$4,331,000
Payment at maturity:	•	If the final index value is greater than the initial index value: $10 + the leveraged upside payment.
	•	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 20%: $10
•
If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 20%:
($10 x the index performance factor) + $2.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $2.00 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	158.5%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,276.34, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	January 28, 2016, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	20%
Minimum payment at maturity:	$2.00 per Buffered PLUS (20% of the stated principal amount)
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	January 28, 2011
Original issue date:	February 2, 2011 (3 business days after the pricing date)
CUSIP:	61760E507
ISIN:	US61760E5078
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.01	$9.99
Total	$4,331,000	$4,331	$4,326,669
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.01 for each Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 671 dated January 28, 2011
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.